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NEWS RELEASE

For further information contact:

Dailey J. Berard                                   Pete Roman
Chief Executive Officer                            Chief Financial Officer
(318) 367-8291                                     (318) 373-5506


FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 5, 1998

New Iberia, Louisiana - UNIFAB International, Inc. (NASDAQ-UFAB) announced today that it has completed its acquisition of the assets of Professional Industrial Maintenance, LLC (PIM). PIM provides maintenance services to the petrochemical industry and, at its 60 acre fabrication facility located twelve miles south of Lake Charles, Louisiana, PIM provides repair, refurbishment and conversion services for oil and gas drilling rigs. PIM will operate as a wholly-owned subsidiary of UNIFAB International, Inc.

"With 40-foot water depth to the Gulf of Mexico, the PIM facility provides UNIFAB with the deepest Gulf of Mexico access of any fabrication facility along the Louisiana coast," said Dailey J. Berard, President, Chairman and CEO. "Its location on the industrial canal at the intersection of the Calcasieu River and Pass and the Gulf Intracoastal Waterway is just twenty miles from the Gulf of Mexico and provides our customers ideal access. This acquisition significantly expands our capability to service the expanding deep water fabrication needs for both the domestic and international markets. We expect to continue PIM's existing maintenance service business in the petrochemical industry and to expand PIM's existing repair, refurbishment and conversion services for deep water drilling rigs and jack ups. We also expect in the near future to make substantial capital investment that will enable the deep water fabrication facility to support the drilling industry's needs in both refurbishment upgrades of jack up and semi-submersible drilling rigs for deep water use, as well as new construction of deep water drilling rigs, platforms, and platform components. PIM currently employs over two hundred production employees and we expect to increase that number significantly. We also expect to be able to cut costs and to benefit from the synergy of combining PIM's operations with UNIFAB's."

UNIFAB International, Inc. is an industry leader in the custom fabrication of decks, equipment modules and other structures used in the development and production of offshore oil and gas reserves. The Company also refurbishes and retrofits existing jackets and decks and performs offshore piping hookup and platform maintenance services. Dailey J. Berard serves on the Louisiana Workforce Commission and other task forces that are working to improve the training and education of the workforce of Louisiana.

Statements made in this news release regarding UNIFAB's expectations as to future operations of UNIFAB and PIM and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB and PIM, availability of skilled employees, and UNIFAB's ability to integrate and manage the acquired business. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.